EXHIBIT 5.1

July 6, 2007

Kforce Inc.

1001 East Palm Avenue

Tampa, Florida 33605

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement (the “Registration Statement”) on Form S-8 filed today by Kforce Inc. (the “Company”) with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 (the “Act”) an aggregate of 100,000 shares (the “Shares”) of the authorized common stock, par value $0.01 per share, of Kforce and an indeterminate number of plan interests pursuant to the Kforce Government Practice Plan (the “Plan”).

In rendering the opinion set forth herein, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Articles of Incorporation of the Company, as amended to date and currently in effect, (iii) the Bylaws of the Company, as amended to date and currently in effect, (iv) the Plan, and (v) certain resolutions of the Board of Directors of the Company in connection with the Registration Statement. We also examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be duly authorized, validly issued, and fully paid and non-assessable, when (i) the Registration Statement becomes effective under the Act, and (ii) if issued in accordance with the terms of the Plan.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP